Exhibit 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JON S. PILARSKI
ELKHART, INDIANA — APRIL 8, 2011
SKYLINE REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS
Skyline’s sales for the third quarter of fiscal year 2011 were $31,776,000 as compared to $25,415,000 in the third quarter of fiscal 2010. For the first nine months of fiscal 2011, sales were $114,224,000 as compared to $95,535,000 in the first nine months of fiscal 2010.
Sales for Skyline’s manufactured and modular housing segment were $18,497,000 in the third quarter of fiscal 2011 as compared to $15,352,000 in the third quarter of fiscal 2010. For the first three quarters of fiscal 2011, sales were $73,683,000 as compared to $66,055,000 for the first three quarters of fiscal 2010.
Sales for Skyline’s recreational vehicle segment were $13,279,000 in fiscal 2011’s third quarter as compared to $10,063,000 for the third quarter of fiscal 2010. For the nine months ending February 28, 2011, sales were $40,541,000 as compared to $29,480,000 for the same period a year ago.
Fiscal 2011’s third quarter loss before income taxes was $8,742,000 as compared to fiscal 2010’s third quarter loss before income taxes of $5,554,000. The loss before income taxes for the first nine months of fiscal 2011 was $22,563,000 as compared to $17,789,000 in the first nine months of fiscal 2010. Included in prior year’s pretax loss for the third quarter and first nine months was a $1,544,000 gain on the sale of idle property, plant and equipment. In addition, prior year’s pretax loss for the first nine months included $412,000 of income from life insurance proceeds.
Skyline established in the fourth quarter of fiscal 2010 a full valuation allowance against its deferred tax assets, and continued to maintain a full valuation allowance during the third quarter of fiscal 2011. As a result, Skyline has not recognized any benefit from income taxes in fiscal 2011. Skyline, however, did recognize in prior year’s third quarter and first nine months a benefit from income taxes of $1,857,000 and $6,377,000, respectively. If the Corporation, after considering future negative and positive evidence regarding the realization of deferred tax assets, determines that a lesser valuation allowance is warranted, it would record a reduction to income tax expense and the valuation allowance in the period of determination.
Bringing America Home. Bringing America Fun.

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JON S. PILARSKI
Skyline reported a net loss of $8,742,000 in the third quarter of fiscal 2011 as compared to a net loss of $3,697,000 in the third quarter of fiscal 2010. On a per share basis, net loss was $1.04 as compared to a net loss of $.44 for the same period a year ago.
For the first three quarters of fiscal 2011, net loss was $22,563,000 compared to a net loss of $11,412,000 for a year ago. Net loss per share was $2.69 as compared to a net loss per share of $1.36 for the same period a year ago.
Skyline continues to maintain its traditionally strong balance sheet with no bank debt and a significant position in cash and U.S. Treasury Bills. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	February 28,			February 28,
	(Unaudited)			(Unaudited)
	2011	2010		2011	2010

Sales	$31,776	$25,415		$114,224	$95,535

Loss before income taxes	(8,742)	(5,554	) (A)	(22,563)	(17,789	) (A) (B)

Benefit from income taxes	—	1,857		—	6,377

Net loss	$(8,742)	$(3,697)		$(22,563)	$(11,412)

Basic loss per share	$(1.04)	$(.44)		$(2.69)	$(1.36)

Number of weighted average common shares outstanding	8,391,244	8,391,244		8,391,244	8,391,244

(A)	Includes gain on sale of idle property, plant and equipment of $1,544.

(B)	Includes $412 of income from life insurance proceeds.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	February 28, (Unaudited)
(Dollars in thousands)	2011	2010

ASSETS

Cash and temporary cash investments	$53,398	$76,411
Accounts receivable	9,788	7,061
Inventories	8,090	5,900
Other current assets	3,071	18,615

Total Current Assets	74,347	107,987

Property, Plant and Equipment, net	25,195	26,917

Noncurrent Deferred Tax Assets	—	11,237

Other Assets	5,774	5,496

Total Assets	$105,316	$151,637

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,357	$2,480
Accrued liabilities	11,735	11,778

Total Current Liabilities	15,092	14,258

Other Deferred Liabilities	7,611	8,580

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	143,117	189,303
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	82,613	128,799

Total Liabilities and Shareholders’ Equity	$105,316	$151,637